                                                                    EXHIBIT 23.3


                         CONSENT OF INDEPENDENT AUDITORS
                         -------------------------------


         We consent to the reference to our firm under the caption "Experts" and to the use of our report dated January 21, 2003, with respect to the financial statements of Lehigh Valley Associates incorporated by reference in this Amended Registration Statement (Form S-3 No. 333-110515) and related Prospectus of Pennsylvania Real Estate Investment Trust for the registration of shares of beneficial interest, preferred shares of beneficial interest, senior debt securities, senior subordinated debt securities, subordinated debt securities, warrants, and units of Pennsylvania Real Estate Investment Trust.


/s/ ERNST & YOUNG LLP

Philadelphia, Pennsylvania
December 1, 2003